Exhibit 99.1

MindWave Innovations Expands U.S. Commercial Footprint with Second Agreement to Build and Operate FlashChain for New York-Based Flash Sports & Media

The 12-month agreement covers a dedicated MindChain subnet for authenticating digital match tickets, sports memorabilia and media assets

MATAWAN, New Jersey, Sept. 29, 2026 – MindWave Innovations Inc. (“MindWave”), a wholly owned subsidiary of Apimeds Pharmaceuticals US, Inc. (NYSE American: APUS), has signed a 12-month software development and technology services agreement with New York-based Flash Sports & Media Holdings, Inc. (Ticker: FLZH) (“FLZH”) to build and operate FlashChain, a blockchain for tracking digital broadcasting rights, video assets and match ticket inventory.

Under the agreement, MindWave will deploy a dedicated subnet for FlashChain on MindChain’s Layer-2 infrastructure, operate the validator nodes that run it, and issue FLZH the cryptographic keys and secure connections it needs to access the network. FLZH will own the FlashChain network, its brand and its Digital Asset and Ticketing Ledger, which will record authenticated digital match tickets, digital sports memorabilia and related media-asset transactions.

MindWave will also build two software components. The first is an integration module that links FLZH’s direct-to-consumer streaming application, FLASHSM, its online stadium ticketing platforms and its gate-scanning hardware directly to FlashChain. The second is a set of smart contracts that authenticate digital match tickets, manage digital sports memorabilia and help prevent ticket counterfeiting and unauthorized duplication of media. The statement of work will establish performance targets for match-day throughput and gate-scan speed, and FLZH will hold a perpetual license to use both software components on FlashChain.

Live sport puts a network under its heaviest load in short bursts. MindWave will provide system monitoring, live-event troubleshooting and staff training for scheduled T20 cricket tournament broadcasts and high-traffic match days. MindWave will also secure the core network, protect fan transaction data and maintain secure backups of digital-asset and media transaction history.

FLZH will lead the FlashChain brand, broadcasting-rights negotiation, media licensing strategy, partner relationships and community management. MindWave will provide the underlying infrastructure, development work and ongoing technical services. As consideration under the agreement, MindWave will receive FLZH common shares and an allocation equal to 20% of the total supply of FLASH TOKEN, FlashChain’s platform token. The agreement also provides for an annual maintenance fee equal to 50% of the applicable contract consideration, as specified in the agreement.

The parties have not publicly disclosed the aggregate dollar value of the consideration under the agreement.

Fans’ personal data will not be written to FlashChain; only hashed or pseudonymized references will go on-chain. If the relationship ends, MindWave will make FlashChain’s data and ledger records available so the network can migrate.

For MindWave, the agreement extends its infrastructure business into sports ticketing and media distribution, alongside its work in regulated industries.

“A match ticket or a highlight clip only has value if people can trust it’s genuine. FlashChain is designed to give FLZH a way to authenticate those assets at the stadium gate and across the streaming experience, while our job is to keep the network steady when a full ground is scanning in at once,” said Dr. Vin Menon, Chief Executive Officer of MindWave Innovations.

“Our fans buy tickets, watch matches and collect moments, often on the same day. FlashChain gives us one ledger that we own to authenticate all of it, while MindWave runs the infrastructure underneath,” said Mr. Surendra Ajjarapu, Chairman of Flash Sports & Media Holdings.

The agreement runs for 12 months. Technical specifications, acceptance criteria and delivery timelines will be set out in a statement of work, with each deliverable subject to FLZH’s acceptance testing. After the initial term, the parties may renew support annually.

About MindWave Innovations Inc.

MindWave Innovations Inc., a wholly owned subsidiary of Apimeds Pharmaceuticals US, Inc. (NYSE American: APUS), develops technology infrastructure and digital solutions for blockchain-enabled applications, data-driven platforms, and emerging commercial ecosystems.

Through projects such as FlashChain, MindWave is expanding the application of its technology into sports, media and live-event ticketing.

For more information, visit www.mindwavedao.com.

About MindChain

MindChain is a blockchain infrastructure developed within the MindWave ecosystem to support transparent, traceable, and verifiable digital transactions. It is designed to provide the underlying ledger capabilities required for applications involving digital assets, registries, tokenized ecosystems, and decentralized services.

FlashChain will run as a dedicated, independently branded subnet on MindChain’s Layer-2 infrastructure and may participate in MindChain’s insurance program, subject to its coverage terms.

About Flash Sports & Media Holdings, Inc.

Flash Sports & Media Holdings, Inc. is a New York-based company operating streaming, ticketing and media businesses, including the FLASHSM direct-to-consumer streaming application. Its common stock is quoted on the OTC market under the symbol FLZH.

For more information, visit www.flashsm.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding the development, implementation, anticipated capabilities, and potential performance of FlashChain, the integration and operation of MindChain, the delivery of the related development work, the issuance and potential use of FLZH common shares and FLASH TOKEN, and the potential renewal and expansion of technical services. These statements are based on current expectations and are subject to risks and uncertainties, including development timelines, achievement of project milestones, acceptance testing, technical performance, network scalability, integration with third-party systems and hardware, insurance availability and coverage, regulatory requirements applicable to digital assets and tokenized ecosystems, market acceptance, and the ability of the parties to achieve the anticipated benefits of the agreement. Actual results may differ materially from those expressed or implied. The company undertakes no obligation to update these statements except as required by applicable law.

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